Loan to Agrinatural Gas, LLC

ALLONGE

Agreement, made this 30th day of March, 2015 by and between Heron Lake BioEnergy, LLC, (hereafter referred to as “Heron Lake”) and Agrinatural Gas, LLC (hereafter referred to as “Agrinatural”);
WHEREAS, Agrinatural executed and delivered to Heron Lake a Negotiable Promissory Note dated July 29, 2014; and
WHEREAS, on March 30, 2015, the following amounts were outstanding on the Promissory Note:
Principal - $3,050,000.00
Interest - $ 10,453.80
TOTAL - $3,060,453.80
and
WHERESAS, Agrinatural desires to restructure the payments as required by said Negotiable Promissory Note; and
WHEREAS, Heron Lake has agreed to extend and restructure the repayment terms of said Promissory Note; and
WHEREAS, Agrinatural and Heron Lake mutually desire and agree to modify the repayment terms on the Negotiable Promissory Note in accordance with the terms and conditions herein setforth.
NOW, THEREFORE, it is agreed:
1)The Negotiable Promissory Note dated July 29, 2014 between Heron Lake and Agrinatural is hereby modified to provide for repayment terms as herein set forth.
2)Agrinatural and Heron Lake agree that on March 30, 2015 the sum of $3,060,453.80 shall be owed (principal and interest) by Agrinatural to Heron Lake on the Negotiable Promissory Note.
3)The interest rate as set by said Negotiable Promissory Note shall remain in effect and shall not be changed or modified.
4)The payment terms are modified as follows:

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Payment. Beginning May 1, 2015 and on the first day of each month thereafter through and including April 1, 2019, $36,309.52 of principal, plus interest shall be paid. On May 1, 2019 all remaining principal, plus interest, shall balloon and shall be paid in full.
5)Agrinatural and Heron Lake acknowledge and agree that the balance due on the Negotiable Promissory Note shall continue to be secured and subject to all agreements and documents executed when the July 29, 2014 Negotiable Promissory Note was extended, including, but not limited to a Loan Agreement, Security Agreement, Collateral Assignment and Guaranty of Rural Energy Solutions, LLC (all of which are correspondingly dated July 29, 2014) and including UCC Financing Statement(s).
6)Agrinatural and Heron Lake acknowledge that said documents and agreements as described in paragraph 5 shall remain in full force and effect to secure and control payments of the balance due on the Negotiable Promissory Note. Nothing herein contained shall affect or modify in any regard Heron Lake’s lien position or security on any real estate, personal property, or fixtures or other interests in which Heron Lake holds a security interest or collateral interest.
7)Except as specifically modified herein, Heron Lake and Agrinatural agree that all other terms and conditions of the Negotiable Promissory Note and the other documents and agreements as described herein shall remain in full force and effect. In the event of default on this Allonge or the other documents and agreements described herein, Heron Lake reserves and retains all rights and remedies that it may have under those documents and under Minnesota law to pursue collection of the indebtedness including, without limitation, foreclosure, replevin or a suit for money damages.
The parties have hereunto set their hands to this Allonge the day and year first above written.

AGRINATURAL GAS, LLC		HERON LAKE BIOENERGY, LLC

By:	/s/ John Sprangers	By:	/s/ Steve A. Christensen
Its:	CEO	Its:	CEO/GM

Rural Energy Solutions, LLC acknowledges the terms and conditions of this Allonge and acknowledges and agrees that the Guaranty dated July 29, 2014 executed by Rural Energy Solutions, LLC guarantying said Negotiable Promissory Note is valid and enforceable and shall remain in full force and effect.

Dated: March 30, 2015.

RURAL ENERGY SOLUTIONS, LLC

By: /s/ Mychael L. Swan
Its: CEO/Chairman

By: /s/ Ann Tessier

Its: CFO

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